Exhibit 99.1

Event ID: 1762120

Culture: en-US

Event Name: Q3 2008 The Mosaic Company Earnings Conference Call

Event Date: 2008-04-04T14:00:00 UTC

P: Operator;;

C: Christine Battist;The Mosaic Company;Director, IR

C: Jim Prokopanko;The Mosaic Company;President, CEO

C: Mike Rahm;The Mosaic Company;VP, Market Analysis, Strategic Planning

P: Edlain Rodriguez;Goldman Sachs;Analyst

P: David Silver;JPMorgan;Analyst

P: Mike Judd;Greenwich Consultants;Analyst

C: Larry Stranghoener;The Mosaic Company;EVP, CFO

P: Don Carson;Merrill Lynch;Analyst

P: Mark Connelly;Credit Suisse;Analyst

P: Brian Yu;Citi;Analyst

P: Kristin McDuffy;Goldman Sachs;Analyst

P: Charles Neivert;Morgan Stanley;Analyst

P: Paul D’Amico;TD Newcrest;Analyst

C: Steve Pinney;The Mosaic Company;SVP, Phosphate Operations

P: Bob Goldberg;Scopus Asset Management;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen. Welcome to The Mosaic Company’s fiscal 2008 third quarter conference call. At this time all participants have been placed in a listen only mode. The floor will be open for questions following today’s presentation. Your host for today’s call is Christine Battist, Director Investor Relations of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you Graceanne, and welcome to Mosaic’s fiscal 2008 third quarter conference call. Joining us for the call this morning are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; Mike Rahm, Vice President - Market Analysis and Strategic Planning and other members of the Mosaic senior leadership team.

We will be using some slides during the conference call today. You may view the presentation slides simultaneously with the audio webcast. The presentation slides are available on our website, mosaicco.com/investors. The slides enhance our discussion but are not a requirement for the call. If you are unable to download the slides, please contact us after the call and we’ll send the slides to you.

We will be making forward-looking statements during this call. The statements include but are not limited to statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, April 4, 2008, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued today, and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited. I’ll turn the call over to Jim who will recap some highlights from our third quarter and where we’re headed over the next few months, then Mike Rahm will share some insights on supply and demand fundamentals driving our business. Jim?

Jim Prokopanko: Good morning and thank you for joining us today in what will be a very good news story. It was another outstanding quarter for Mosaic—shattering previous performance records. This is our fourth consecutive quarter of strong results with still more to come. These results were driven primarily by realizing higher potash and phosphate selling prices, strong operational performance, and other factors, including the benefit of lower cost inventories in our offshore geographies during a period of rising selling prices. It’s no small task for our supply chain team to coordinate the movement of millions of tonnes of product whether it’s raw material inputs, transporting rock from our mines, to delivering product to our customers around the world. We are operating well and this financial and operations performance was achieved despite significantly higher costs for sulfur and ammonia.

I will now point out several key items for the quarter starting with slide three. Net earnings for the quarter ended February 29, 2008, were a record $521 million, or $1.17 per diluted share. This represents an increase of nearly $479 million over the year ago quarter and exceeds the full year earnings for any full fiscal year since Mosaic was formed in 2004.

The phosphate segment had an outstanding quarter posting operating earnings of $443 million. Average DAP selling price for the quarter was $487 per metric tonne which exceeded our expectations and more than offset higher raw material costs.

Mosaic’s potash segment also had an exceptional quarter with operating earnings of nearly $196 million. Again, capturing significantly higher selling prices was the headliner, partially offset by higher Canadian resource taxes and the foreign currency translation impact on operating costs, due to a weakening U.S. dollar.

We continue to generate significant cash flow, generating approximately $528 million of cash from operations in the third quarter, an increase of nearly $375 million over the same period last year. Our exceptional cash flow has significantly strengthened our balance sheet which in turn will both contribute to achieving our goal of investment grade status and funding reinvestment in the growth of our Company.

Today, we also announced further expansions of our Saskatchewan potash mines that are either now under way or are in the planning and approval stages. Slide four illustrates these potash expansions occurring in measured incremental phases over the next 12 years. I can assure you that we will be responsible about bringing this capacity online and only as demand materializes. Upon completion of these expansions, we estimate our total annual capacity will be approximately 16.8 million metric tonnes. This new capacity also includes the tonnes that will revert to Mosaic upon expiration of the Esterhazy tolling agreement.

I’d also like to point out that we have expanded our disclosures regarding potash pricing this quarter. We provided an average selling price for MOP and K-Mag®, a potash specialty product along with the volumes of K-Mag®. We believe this information will help you better analyze our potash business.

Our guidance for the fourth quarter and fiscal 2008 is summarized on slide five. This guidance, except for SG&A, is within ranges previously provided for our fiscal year. SG&A guidance is slightly higher than previously provided due to increased external consulting fees and incentive compensation. We expect to continue realizing higher selling prices into our fourth quarter and beyond and drive results with our ongoing focus on world class operations performance.

That brings me to the topic of the sustainability of the current robust market environment. We believe market conditions for the past several quarters will persist for the foreseeable future. Dr. Mike Rahm, Mosaic’s Vice President of Market Analysis and Strategic Planning, a recognized and respected thought leader and economist in our industry, will share our assessment of why we so strongly believe the momentum in the ag sector will remain in place for some time.

Mike Rahm: Thank you, Jim and good morning everyone. As Jim indicated we are optimistic about the outlook for agricultural and crop nutrient markets as well as Mosaic’s long term competitive position in the global phosphate and potash industries. The chart on slide six shows that world grain and oilseed production increased 3.2% to a record 2.5 billion tonnes last year. Farmers responded to higher grain prices by increasing planted area 1.6% and by boosting yields 1.5% in 2007. That was a strong supply response, but not strong enough to keep up with demand.

As you can see from the slide, global grain and oilseed demand during the past few years is growing at almost double the historical rate. Demand growth is accelerating as a result of strong traditional drivers for food, feed, and fiber, as well as for the increasing demand for biofuels. That is what makes this cycle different from those of the past.

Slide 7 shows that world grain and oilseed stocks will decline 39 million tonnes during the 2007/ 2008 crop year, despite high prices and a record crop last year.

Biofuels get a lot of the credit for the faster demand growth, but it is still very much a food game. Traditional drivers of population and income growth are the main engines powering faster grain and oilseed demand growth. Strong economic growth in a number of developing countries is creating a large and increasingly affluent middle class, who demand more protein rich and grain intensive food such as meat and dairy products.

On slide eight, for example, two studies by McKinsey & Company estimate that almost 1.1 billion people will join middle class income groups in China and India alone between 2005 and 2025. These developments represent a systemic change in grain and oilseed demand.

With respect to biofuels, the increase in production no doubt has helped accelerate grain and oilseed demand. We estimate that biofuels account for roughly 5% of total grain and oilseed used today. Biofuels are expected to account for about one-third of the growth in grain and oilseed use during the next three years. As a result, biofuels are projected to account for about 7% of total grain and oilseed use at the end of the three year period. Prices for a wide array of agricultural commodities have climbed to record or near record levels in response to these tight fundamentals.

The nearby futures prices for corn, wheat, and soybeans are highlighted on slide nine. Futures markets, however, indicate that this is not a one year phenomenon. For example, farmers today could forward price their next three crops of corn at an average price of $5.80 per bushel, their next three crops of soybeans at an average price of $11.70 per bushel and the next three crops of hard red winter wheat at roughly $9.65 per bushel. Those are unprecedented forward prices for these commodities.

This is not just a corn, soybeans, wheat gain. Nearby prices of rice and palm oil have shattered previous high marks and prices of other commodities such as sugar, coffee, cocoa, and cotton have increased this year as well. The bottom line is markets are asking farmers to step on the accelerator and rev up the engines of production agriculture worldwide. Farmers pressed on the accelerator last year but they need to step harder on the gas in the future.

Our assessment is there are plenty of RPMs and plenty of horsepower left in these engines to meet accelerating demand. In some regions such as the Americas and Africa, farmers can bring more land into production without jeopardizing the environment. In nearly all regions, farmers can boost yields through the adoption of new and improved technologies and the use of optimum cropping practices. This is what makes the agricultural outlook so exciting for Mosaic.

As many of you saw last week, or as many of you saw this week, the markets were riveted on the prospective planting report released by the USDA on Monday. This report is based on a survey of farmers planting intentions on March 1. It showed that farmers intended to boost total planted acreage of the 22 crops surveyed by approximately 3.5 million acres this year. However, farmers indicated that as of March 1, they plan to plant less corn and more soybeans than a year ago and less corn than most analysts had expected. It will take a few months before we know what farmers are planting right now but if, as the report indicated, corn acreage declines to 86 million acres this year and if yields are at or even slightly above trend, corn stocks are expected to decline to dangerously low levels by the end of the 2008/2009 crop year. As a result, corn acreage will need to rebound into the mid 90 million acre range in 2009 in order to meet projected demand. Farmers will begin fertilizing those acres next Fall and some retail dealers will begin to position product for the Fall season in a matter of weeks.

Higher grain and oilseed prices clearly are incenting farmers to plant more area, intensify cropping practices and use more crop nutrients. The recent statistics from the international fertilizer industry association indicate that the demand for crop nutrients is growing at more than double historical rates. Slide 10 illustrates that global phosphate use is projected to increase 13% during the three years from 2006 through 2008. Global potash use is forecast to increase 18% during the same period. Demand for both nutrients is growing at more than double the rates from 1995-2005.

Another important factor contributing to the price momentum this year is that the crop nutrients industry was not well prepared to meet a demand surge of this magnitude. Thin margins and poor earnings during the first part of this decade forced many companies to cut back on capital expenditures and to idle or permanently close unprofitable facilities. As a consequence, crop nutrient markets quickly tightened once demand took off and some plants sputtered when trying to boost output in response to higher crop nutrient prices. For example, slide 11 shows that U.S. Phosphate rock production has declined more than 30% since its peak in 1996.

Mosaic’s competitive position in the global phosphate and potash markets continues to strengthen. In the case of potash, Jim just highlighted our planned expansions. We’re confident these expansions are aligned to meet projected increases in global demand. For example, Fertecon projects that potash demand will increase the equivalent of almost 23 million tonnes of KCL between 2007 and 2020. Our expansion would meet about 20% of this projected growth and keep Mosaic among the leading players in the global potash industry.

In the case of phosphates, significant changes are taking place in the industry cost structure and supply curve. The global industry is made up of integrated and non-integrated players. Integrated producers like Mosaic mine their own phosphate rock. Non-integrated players buy phosphate rock or phosphoric acid and are the highest cost producers today due to the recent sharp increases in rock and acid prices.

Slide 12 summarizes the cost of the three raw materials used to produce DAP for a non-integrated producer in India. These costs have increased to more than $1,000 per tonne of DAP today. Similar cost trends exist for non-integrated producers worldwide. Non-integrated producers account for almost one-third of the world’s phosphate supply, so the market requires the output from these producers in order to meet global demand. As a result, the high costs incurred by non-integrated producers are a key determinant of market price, and integrated producers such as Mosaic possess a significant cost advantage.

Jim, back to you.

Jim Prokopanko: Thanks, Mike. There is no question that today’s rally in agricultural commodity prices is fundamentally different from those in the past. As many of you have heard me say, the strength in crop production and commodity grains is being driven by global demand growth, not supply shocks. Markets are sending strong signals to farmers worldwide to step harder on the accelerator by planting more area and intensifying crop practices in order to meet this demand growth. That is the basis of our optimism for global agriculture, crop nutrient demand and Mosaic. I’d like to conclude with why Mosaic is the best positioned crop nutrient company to leverage these extraordinary market conditions.

First, Mosaic is the only company that includes both world-scale phosphate and potash operations. We are the largest integrated phosphate producer by a very wide margin, and one of the two largest potash producers in the world. And we’re expanding that capacity.

Second, we’re one of the few vertically integrated phosphate producers with proven reserves of readily available rock. We have some of the best processing plants in the world and we will continue to invest aggressively in our operations to ensure we produce phosphate products at a competitive cost advantage long term.

Third, in potash, we have the ability to bring on new, incremental capacity at one of the lowest capital costs anywhere in the world. We estimate the capital costs with these incremental expansions will be the lowest cost in the industry and are a fraction of the cost of a greenfield project.

Fourth, our North American based phosphate and potash businesses are bolstered by our production assets and distribution network in prime growth regions such as Asia and Latin America. We have agronomists, sales teams, and committed staff with operational expertise that know how to serve customers and build and run plants. These Offshore enterprises give us a chance to see the changes and trends in the industry firsthand.

Finally, cash flow at Mosaic is very strong, a trend we expect to continue for some time. As you know, we have largely completed our debt pay down plans and expect our cash balance to grow in the coming quarters. Given current market conditions, it is a great time to be flush with cash and we will be comfortable holding sizeable cash balances. We will also be using cash to fund a sizeable increase in capital expenditures next year, to fund our expansion plans, for debottlenecking opportunities, for energy saving projects, and to ensure our mines and plants are running at peak efficiency and in full compliance with all applicable regulations in this time of exceptional demand.

Additionally, we look forward to formulating a shareholder distribution plan as we move toward investment grade status. We have made dramatic progress at cleaning up our balance sheet in the past couple years, and you can count on us to maintain an appropriate level of financial strength and to use cash judiciously in years to come.

Overall, Mosaic’s unparalleled leverage of being a major producer of both potash and phosphate, our capacity and announced plans to expand potash production, along with our unique global reach, and distribution and operations gives us a superior and distinctive advantage unlike any other crop nutrient company. As excited as we are about the crop nutrients outlook and what Mosaic has to offer, we recognize that with great opportunity comes great responsibility. For those of you who have chosen to invest in Mosaic or are considering an investment in Mosaic, I assure you, we are committed to executing well in all we do whether it’s running our plants, shipping our products, or serving our customers. The last four quarters of proven performance are testaments to Mosaic’s capacity to deliver. We intend to fully realize this unprecedented agricultural opportunity and I can assure you, we will deliver. Thank you for your interest and for investing in Mosaic.

Back to you, Christine.

Christine Battist: That concludes our comments for this call. Now we’ll take your questions.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS) Your first question comes from the line of Edlain Rodriguez of Goldman Sachs.

Edlain Rodriguez: Thank you. Good morning, guys.

Jim Prokopanko: Good morning, Edlain.

Edlain Rodriguez: Question for you. Like in terms of what’s going to on in the spot market, like are you changing your strategy in terms of trying to take advantage of the spot market more than you have in the past? Because it seems like your prices, your price realization have been more than what we have been expected so can you talk about what’s going to on in terms of the forward sales and spot market?

Jim Prokopanko: Edlain, we’ve been executing on the plan on our plan sales program and nothing is much changed from what we’ve done for the last six months. We sell ahead as we see appropriate. Part of what you may be seeing is some of our phosphate contracts that are formula based contracts based off current reference pricing, industry pricing, and that may be coming across as part of the reason for the higher than expected prices we’re seeing, but no, we haven’t changed our pricing strategy. We use a combination of what our production plans are, what market demands are, what the logistics opportunities are to deliver what the customers need.

Edlain Rodriguez: Okay, thank you and also a follow-up on potash. In terms of, I mean we know what Canpotex has been doing recently in the offshore market. Can you talk about what’s going on in the domestic market? Because the last price increase we have, there’s an $88 per metric tonne effective for April 1. Can you talk about what’s going on in the domestic market?

Jim Prokopanko: Prices, demand remains very, very strong. We are into a period now where dealers are well prepared. The pipeline is well stocked for the spring season, and going into any purchases that may be yet to come for spring season, the prices will be higher and we see given what’s happened in the international markets, we see prices in the domestic market increasing through the Summer months.

Edlain Rodriguez: Okay, thank you very much.

Operator: Your next question comes from the line of David Silver of JPMorgan.

David Silver: Yes, hi, good morning. I had a question I guess, about the situation in India, and in the last couple of weeks, there’s been a lot of transactions or significant contracts settled there, and in the phosphate area, they’ve recently taken rock price increases and significant phos[phoric] acid price increases and I was wondering if you could give us your view of how you think that market develops and what the signals, what the key signals are that we should take away from these recent transactions I guess in rock, acid, and I guess second also potash?

Jim Prokopanko: Yes. David, you’re right to mention or notice that there’s been a change in behavior in India and I think that’s coming with their, as we’re seeing in so many parts of Asia, increased demand for food, and they have recognized that they have to get ahead of the wave the best they can in ensuring they have supplies of fertilizer in country. The high rock prices, the high phos[phoric] acid prices is a serious challenge to their domestic granulation, phosphate granulation business and they’ve, it’s going to be a challenge for them to continue to justify based on the economics with these input costs to justify production in country so they’ve wisely chosen to secure supplies of phosphates early on. And then potash as well, they saw what was coming in the potash demand market and I think they were smart to take an early contract on potash.

David Silver: Okay. I had another question I guess to get maybe a little bit more insight into your thinking about the most recent prospective plantings reports so I don’t know if this is Jim or maybe Mike, but you mentioned extremely strong demand for potash in all nutrients in the United States this year and you certainly have a robust comparison from a year ago, so when you guys saw the prospective plantings acreage numbers and I guess I’m thinking in particular the corn versus soy split, does this feel like an 86 million acre corn year to you guys or is this a market where we might see some shifting of additional acres over to corn, maybe in the 3 million acre range like last year or a little less or a little more? How do you interpret the business you’ve seen domestically with what the plantings report indicated? Thank you.

Jim Prokopanko: David, Mike has some good thoughts on that. I’ll let him address that.

Mike Rahm: Hi, David. You’ll recall that the prospective planning survey was conducted around March 1, and at that time, soybean prices were at or near their peak. In fact the new crop price of soybeans on February 29, was I think $14.26. The new crop price of corn was about $5.65. That would be a soybean to corn ratio of 2.52. If you look at those prices today, soybeans have come off significantly. New crop corn has increased. New crop soybeans yesterday closed at $11.95. New crop corn closed at $6.10 yesterday for a ratio of 1.96. So certainly, the signals are a lot different today than they were around March 1, and that’s certainly, I think would point to the likelihood that we may see a few more acres of corn get put in the ground than what the prospective planting report indicated. Now, obviously there are many other factors such as weather and so forth that come into play as far as what will determine corn acres but certainly corn, corn pencils very, very well right now, and we would expect maybe a few more acres than what the prospective planting report indicated.

David Silver: Thank you.

Operator: Your next question comes from the line of Mike Judd of Greenwich.

Mike Judd: Yes, good morning. A question about sulfur contracts for your next, for this current quarter coming up. Do you have any comments about that and then I have a follow-up question.

Jim Prokopanko: Good morning. We expect to be paying more for sulfur is the short answer, and probably a good bit more for sulfur in the coming quarter. That said, we are well positioned for sulfur. We have all our needs identified. We’ve gone to some untraditional sources, block sulfur out of Alberta, other parts in Canada, so we’re secure in our sulfur supply and we’ll just be paying more for the next quarter.

Mike Judd: Is it fair to think that margins should expand though, because of the greater increase so to speak in DAP though?

Jim Prokopanko: Yes. The increased sulfur cost is being more than covered by increases in phosphate prices. All producers domestically and around the world are facing the same kind of price increases or particularly internationally even higher increases.

Mike Judd: All right and then just lastly, you did a great job with pricing in your recent report. And I believe that there was a significant beat on the pricing side for potash relative to perhaps where you thought you might end up a quarter ago or so, when you last reported. Could you talk a little bit about what the drivers of that was, please?

Larry Stranghoener: Mike, it’s Larry Stranghoener. Let me clarify something. We provided some increased definition on potash prices this quarter by breaking out MOP separately from K-Mag® whereas in the past, we provided a blended price, so we provided guidance on a blended price basis for this most recent quarter of $190 to $200 per tonne and delivered about $212 per tonne, so we did beat the guidance but not by as much as it might appear. The MOP price that we realized in the quarter was $221 per tonne. The K-Mag® price was $145 per tonne and that’s what leads to that blended price of $212 per tonne which is the comparison of the guidance of $190 to $200 per tonne. So again the performance versus guidance was not perhaps that much better than would first be apparent. That said obviously prices are moving forward, they’re moving forward aggressively, they’re continuing to move forward in the fourth quarter and we’ll enjoy the benefit of that when you see our fourth quarter results.

Mike Judd: Congratulations again on a good quarter.

Larry Stranghoener: Thank you.

Operator: Your next question comes from the line of Donald Carson of Merrill Lynch.

Don Carson: Yes, thank you, Don Carson here. Two questions. One is the sustainability of the phosphate cycle from a supply side and Mike, maybe you can address this, we’ve got the much speculated upon Maaden project in Saudi Arabia perhaps in 2011 but then I guess the offset would be some of these high cost Indian producers not being able to produce in addition to not being able to get a subsidy. So Mike, how do you see the supply expansion going globally and would Mosaic have any plans to bring back some of the shuttered capacity and then I had an additional question on costs.

Mike Rahm: Okay, hi, Don. Yes. In terms of the sustainability when you look out over the next few years, there are a few projects ahead of the Saudi. There are a couple of joint venture acid plants in Morocco that we will get going this year, but the big one, down the road, is the Saudi project. One comment is I think you need to go back and take a look at the rock. We’ve been I think consistently indicating that that’s really the key S&D to follow and even with the joint venture plants in Morocco, there’s not a lot of new rock capacity coming on to support some of these upgraded tonnages. With respect to the Saudi project, you probably have as good of information as anyone. Our expectation is that probably will be some time in 2011 that that project comes on. Capital costs continue to go up but in this environment, it certainly continues to improve probably with the project economics look like there.

That said, we expect to see phosphate demand growth continue to increase over time driven by these fundamentals and there certainly will be the need for some additional capacity to meet that demand. With respect to our own plans, we are looking at debottlenecking opportunities and I guess I would characterize those as debottlenecking given the amount of phosphate rock mining capacity and phosphoric acid capacity that we have. Maybe Jim or others may want to comment on that.

Jim Prokopanko: Yes, we have a few plants that have been shut down, although those are in mothball condition, we do not have any intentions of restarting any of our high cost mining operations or chemical plants right now.

Don Carson: Okay, and then a follow-up on costs, just in the most recent quarter. Ex-raw materials your phosphate costs seem to come down quite a bit sequentially but it was the reverse on potash, so if you can just comment on both those areas and how much of the potash operating cost increase was the problems of Saskatchewan’s resource tax?

Larry Stranghoener: Don, its Larry. Your observation is correct on the phosphate side, we saw very good operating performance especially on the mining side, much of that relating to mining more tonnes than in the second quarter and so yes you’re right. Sequentially cost performance did improve. On the potash side, we had headwinds as you suggest because of resource taxes which were up substantially in the third quarter versus the second quarter, and will continue to grow substantially in line with potash prices moving up substantially.

Don Carson: And Larry, are those mining improvements in phosphates sustainable? Should we think of this as a new run rate in terms of unit costs?

Larry Stranghoener: I think that partly, it’s a function of mining more tonnes than we had expected to mine but generally speaking as you know there’s been a great focus on the phosphate team on operational excellence and efficiency improvements and I think we’ll be seeing the benefits of that and should continue to see the benefits of that.

Don Carson: Okay, thank you.

Operator: Your next question comes from the line of Mark Connelly of Credit Suisse.

Mark Connelly: Thanks. Just quickly, you mentioned ocean freight forward in part of your mark-to-market conversation. Is that something that we should be watching for? Was it a meaningful part of the numbers?

Jim Prokopanko: No. We do some ocean freight contracting and not a significant amount, so that is, that should be an unusual item somewhat. We see ocean freight quite erratic over the last couple of weeks, up and down and we’ve been in a down period for a little bit now but don’t anticipate, it would be some small swings but nothing meaningful.

Mark Connelly: Okay and then just I wonder if you could give us an update on the brine situation at Esterhazy.

Mike Rahm: The brine inflow has been responding very well to the— our remediation efforts. There’s been no material change to it. It continues in the historic ranges of what we’ve experienced over the past couple decades, and we’re quite satisfied and very pleased with how it’s proceeding, watching it very carefully, giving it a lot of attention.

Mark Connelly: Okay, a lot of good news, thank you.

Operator: Your next question comes from the line of Brian Yu of Citi.

Brian Yu: Great. Thanks, guys and congratulations on the good numbers. Following up on Don’s question earlier regarding cost, it seems like you have pretty good cost control also in ammonia and sulfur side even though they’ve gone up and costs in the quarter were high in what we would see in the spot markets and my question is does that reflect lags or some competitive advantage and should we expect that to continue on a go forward basis?

Jim Prokopanko: Okay, Brian. Good question. Good observation. We have, that’s a blended price with some inventories from past quarters, so it doesn’t entirely reflect spot prices of products bought this quarter. Second, is that on the sulfur side, we do have, we believe, a competitive advantage in the infrastructure and network of molten sulfur handling equipment we have barges, molten sulfur barges, molten sulphur storage and very good relationship with sulfur providers, suppliers in North America. So I believe we do have something of an advantage over others and but we’ll be, but we’re not completely immune from what’s happening worldwide in sulfur prices.

Brian Yu: Okay, and you also earlier indicated that you’re going to untraditional sources for selling your sulfur. Can you give us a sense of what percent of your requirements are from these untraditional sources?

Jim Prokopanko: It’s quite small. Its a couple percent of what 5 to 10% kind of range and this is really a safety buffer that we’re going to — that we’ve put in place that we could rely on over the next nine months or so. It’s augmenting our regular suppliers.

Brian Yu: Great, all right, thank you.

Operator: Your next question comes from the line of Kristin McDuffy of Goldman Sachs.

Kristin McDuffy: Hello. Your debt balance at the end of the fiscal third quarter was relatively flat versus your fiscal second quarter despite the fact that I think you prepaid $150 million of bank debt. Did you guys have debt balances that increased during the quarter?

Larry Stranghoener: Yes, Kristin, You’re correct and that reflects an increase in short-term debt to fund Offshore inventory positioning.

Kristin McDuffy: And can you just give us your CapEx and cash taxes for the quarter?

Larry Stranghoener: CapEx for the quarter, bear with me for a moment. I don’t have the cash taxes number for you yet, so we’ll have to get back to you on that.

Kristin McDuffy: Okay.

Larry Stranghoener: And the CapEx for the quarter was about $90 million.

Kristin McDuffy: Okay and just to go back you said you increased short-term debt to fund Offshore, Offshore what? Can you explain what it was?

Larry Stranghoener: Offshore inventories.

Kristin McDuffy: Oh, okay.

Larry Stranghoener: Just for capital needs in our Offshore geographies particularly in Brazil.

Kristin McDuffy: Got it and then can you give us a projection for CapEx for next year?

Larry Stranghoener: We have said at this point that capital expenditures will be up substantially compared to the number for this year. We’re just going through our budgeting process at this point and so you should await further guidance on that number, Kristin, but we do want to condition you to think that the number will be up quite substantially versus this year and that’s because of the growth opportunities that we see ahead of us as in the potash business particularly but also in the phosphate business and some opportunities Offshore.

Kristin McDuffy: So when I think — it sounds like you’re spending a total of $3.2 billion on your potash expansions over the next 12 years how should I think about the distribution of that spend? Will it be weighted in the earlier part of those 12 years?

Larry Stranghoener: You should think of that as fairly evenly placed across those 12 years.

Kristin McDuffy: Okay, thank you.

Larry Stranghoener: You’re welcome.

Operator: Your next question comes from the line of Charles Neivert of Morgan Stanley.

Charles Neivert: Good morning. A couple quick questions on the sulfur side. I know some of the movement in sulfur pricing have been based on some sort of irregularities let’s say in the market. When do you think that those might be rectified and maybe see sulfur pricing back off a bit? And I have a follow-up as well.

Jim Prokopanko: Okay, Charles, we’re expecting that it’s going to be through this calendar year that we’re going to be seeing elevated sulfur prices. I think towards the end of the calendar year they will start to moderate. Two things contributing to the sulfur pricing. One is strong world demand but that’s really been stretched with a number of R&M outages, plant outages at gas and oil refiners through North America, really quite an unusual set of circumstances that we found plants concurrently coming down. This is starting to work through with some of the larger producers getting back on stream after their R&M outages. A little longer term, 18 to 24 months with tar sand projects, ultra low sulfur diesel plants coming on stream, getting debugged we see the sulfur prices, considerable sulfur supply coming on stream in those 18 to 24 months and back to frankly, the good old days of excess sulfur supplies.

Charles Neivert: Where do you think it could return to? I mean the 60 and $70 number probably isn’t likely but looking at international markets now well north of 600, where do you think, not looking at the U.S. but looking more at those markets where do you think they might come back to?

Jim Prokopanko: We would forecast 18 to 24 months, we’re going to be back sub hundred dollars and I’d put it back to the range of 50 to $100.

Charles Neivert: The other thing on a more near term basis, fuel conditions right now in the U.S., they talked about a little bit of wet conditions in certain areas. Where do you see things now and I know there’s plenty of time I guess to get ready, but if we were going to the field this second where would things stand in terms of the ability to get out and start doing your spring work?

Jim Prokopanko: We are ready to go, if it were to dry up across the country this afternoon. Pipelines well positioned, dealers got way ahead of the game, filled their warehouses. We are in as good a logistics situation as we’ve been in. The railways are working well. River’s opening a little slow but we are well positioned, and you said it Charles. This is much too early to get too fussed about wet conditions. Yes, I agree, it’s wetter than normal, but it’s wet. It’s not a drought. I’d rather have slightly wet conditions than drought conditions. May 5th, is kind of the ideal corn planting date. You want your corn in before then and we’ve got a good bit of time to get it done. North American farmers are extraordinarily well equipped to get the crop in and we’ve seen the entire North American crop get planted within two weeks, so we’re in good shape.

Charles Neivert: Okay, very good. I appreciate it, thank you.

Operator: Your next question comes from the line of Paul D’Amico of TD Newcrest.

Paul D’Amico: Good morning, guys. Most of my questions were on the sulfur and most of them got asked and answered. Let me approach it a different way with respect to the last comment on the sulfur supply, potentially the next 18 to 24 months. If I heard it right we’re talking potentially a $600 kind of backdrop with respect to it. Is it fair to say then given India being the non-integrated producer pushing the DAP pricing up internationally that we’re probably looking at a finished pricing regardless of margin but a finished pricing in the end almost flat where we are right now domestically? Is that roughly how to frame it in terms of the backdrop with respect to cost coming down on sulfur?

Jim Prokopanko: Steve — I’m not sure I quite get that question. I think Steve has the answer though. This is Steve Pinney, our Vice President of Phosphate Operations.

Steve Pinney: If I understand your question correctly, you’re asking what the domestic pricing on finished product looks like or what we think it looks like based on sulfur pricing going forward; is that the correct?

Paul D’Amico: Yes, I mean if you got 650 now versus 50 to 100 in 18 to 24 months times a 0.4 delta it’s like a $250 difference?

Steve Pinney: It would be, yes, in that range. Now the pricing going forward is going to be dependent upon the demand for fertilizer and the pricing of rock and ammonia as well as other things so I can’t say that we can draw a straight line relationship with the sulfur pricing.

Paul D’Amico: Okay. And also in terms of on the supply arrangements, is there any supply that you’ve got on a long term basis that is not priced quarterly? Or not re-priced quarterly?

Jim Prokopanko: Yes. We have some of our contracts, the sulfur block supply is not priced quarterly, but the vast majority of our supply is quarterly supply contracts.

Paul D’Amico: Okay. Thanks, guys.

Operator: Your next question comes from the line of Bob Goldberg of Scopus Asset Management.

Bob Goldberg: Hi, good morning. A couple of questions for Larry. Larry, on the tax rate, I know you gave guidance for the full year ‘08, 25 to 30%. What should we be thinking if we look out toward next year in terms of a tax rate assumption?

Larry Stranghoener: I think you’re safe using something in the low 30s, 30 to 35%, Bob.

Bob Goldberg: Okay, and a broader question on the balance sheet. I know the transformation of Mosaic’s balance sheet has been relatively recent situation, but I’m just curious as we look in the medium term what do you think is an appropriate balance sheet structure for Mosaic? It looks like you’re going to be net debt free by the end of this fiscal year going into a net cash surplus as we head into fiscal ‘09? So maybe you could just talk a little bit about how you see using the balance sheet to create some value for shareholders and maybe a little bit more of some of the growth projects you’re looking at in international markets?

Larry Stranghoener: I agree, Bob. We will likely be in a net cash position which is very comforting position to be in given the credit market, the state of the credit markets these days. I think that our capital structure will likely vary over a course of the cycle in this industry. We’re very comfortable holding lots of cash. We believe that we will have ample opportunity to use that cash to make sound investments in coming years and intend to do so. We’ve outlined some of our capital spending plans particularly in the potash side. We’ve got debottlenecking opportunities in phosphates as well. We’ve got opportunities Offshore as well. We will maintain a very disciplined approach to capital spending decisions that we make. We will target appropriately high hurdle rates and we see opportunities to invest money at high investment return rates as we look out over the next couple of years. I think in addition as I, as we mentioned in the script, we will develop some sort of a shareholder distribution policy, dividends, perhaps a share buyback plan, although it’s questionable how much sense that might make with a controlling shareholder, but we will, we expect to implement a program whereby we regularly return cash to shareholders as well. So we, having built this balance sheet, we intend to maintain it and we intend to strengthen it further to take advantage of opportunities we see coming forward in the next few years.

Bob Goldberg: Great. Thanks, Larry.

Christine Battist: Graceanne, we’ll take our last call.

Operator: Your final question is a follow-up from the line of David Silver of JPMorgan.

David Silver: Yes, hi. I have a question here about international fertilizer pricing and maybe price elasticity from your major customers and I think I’d like to focus on the situation in Argentina. So we hear about food — farmers rioting in the streets because of government policies that kind of interfere with their returns from their crops and we also know that Agrium has been asked to cap their selling prices from their nitrogen facility there. So this is a broad question, but I guess I realize that you guys operate an SSP facility down there as well, so microscopically have you guys been asked to do anything at the behest of the government down there and have you been shorted on natural gas or other utilities? And then more broadly speaking, how common is this situation as we go around the world and what types of demand destruction have you noticed has potash and phosphate pricing has ticked up?

Jim Prokopanko: Okay, there’s about four questions there, David. I don’t know if I’ll get to them all. You asked about our SSP, have we been asked by the government to do anything in terms of our pricing, the answer is no, we haven’t. If you wonder what we would do, well, we buy rock for that business. Phosphate rock to make SSP, and we are not going to operate that business at a loss. If that was expected, no, we won’t operate it as a loss. Yes, the high fertilizer prices have gotten the attention of various governments but we’ve not seen any actions to control those high fertilizer prices, and what you’ll get I’m afraid if you were to control those is less fertilizer and I think governments understand that lowering the fertilizer prices in this period of strong economic or strong demand is not going to be serving their purposes. Natural gas, we do not use much natural gas in the manufacture of SSP. So that’s been, that’s not been a serious concern for us.

David Silver: And then any comment about potential demand destruction from other markets, as DAP and potash pricing reach new highs?

Jim Prokopanko: Yes, I’ll let Mike comment to that. He’s got some thoughts on that.

Mike Rahm: Yes, David I can make a few comments on that. You’re just going around the globe, maybe still let’s start with India where as you know the Indian farmer is pretty much insulated from the big increases in nutrient prices. They have a maximum retail price. They’re headed into an election and farm economics in India are strong, probably the strongest of anywhere in the world. When you look at some of the other big Asian markets while we’ve focused in North America on corn and soybeans and wheat, you look at some of the key prices driving fertilizer demand there such as rice prices and palm oil prices and they’re at just absolutely record smashing levels. So farmer economics around the globe despite the high crop input prices still remain very strong and we certainly discuss and try to analyze demand destruction but frankly, we have not seen a huge amount of evidence that demand is being destroyed at these levels yet. Something that we’ll continue to monitor very carefully but at this point we’ve seen minimal impacts.

David Silver: Thank you very much.

Christine Battist: That concludes our call.

Operator: Thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect.